Exhibit 10.16

Steven Kemper, CPA, MBA CFO/Treasurer

11099 N. Torrey Pines Road, Suite 100

La Jolla, CA 92037

Direct: 858.450.4222

Fax: 858.200.3877

www.dermtech.com

Burkhard Jansen

1319 Caminito Arriata

La Jolla, CA 92037

RE:	OFFER OF EMPLOYMENT

Dear Burkhard,

DermTech is pleased to offer you employment as VP of Clinical Development at an annual salary of $240,000 per year. You will be able to participate in our bonus plan up to 20% of your salary starting in 2016. Your bonus goals will be set in December 2015 for the 2016 calendar year by the board of directors and the CEO. You will report to the CEO. You have already been granted stock options in the range of a Vice President position. If subsequent to an acquisition of DermTech by another company you are terminated within one year following the acquisition, and the acquiring company does not assume the liability for your stock options, 100% of your unvested options will then vest. This is a full-time position and you will be expected to be available via phone or email when not in the office. You will be required to complete our standard Employee Nondisclosure, Confidentiality and Invention Assignment Agreement that will be sent to you shortly. Your employment is at-will meaning either you or the company can terminate the employment at any time without notice. You must provide documents proving your right to work in the United States.

The only modification to your at-will status is as follows: If you are terminated without cause, in exchange for releasing the company and its assigns of any and all liability, in a form provided to you by the company, you will be granted three months of severance at your then current salary. If you are terminated for cause or for death or disability, no severance will be due.

Upon acceptance of this offer of employment, you will be eligible to be included in our medical/dental/vision coverage through Anthem Blue Cross and Barney and Barney. These benefits are paid 100% by the Company for employees and one-third of the cost for dependent coverage. DermTech also offers a 401 (k) plan; the company does not match at this time. You will also be eligible for 3 weeks Paid-time-off (PTO) and cell phone reimbursement.

Your start date is October 1, 2015.

Please sign your acceptance below and we look forward to working with you again!

Sincerely

/s/ Steve Kemper
Steve Kemper, CFO and Treasurer

Offer Accepted:

Sign:	/s/ Burkhard Jansen
Print Name	Burkhard Jansen, MD
Date:	Oct 1, 2015